UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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AMC ENTERTAINMENT HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 25, 2014

DEAR STOCKHOLDERS:

        We cordially invite you to attend the Annual Meeting of Stockholders of AMC Entertainment Holdings, Inc., which will be held on April 25, 2014 at 10:00 a.m. (Central Time) at AMC Town Center 20 Theatre, located at 11701 Nall Avenue, Leawood, Kansas 66211 for the following purposes:

  1.
  To elect to our Board of Directors the following two nominees for terms expiring at the 2017 Annual Meeting: Mr. Anthony J. Saich and Mr. Jian Wang.

  2.
  To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2014.

  3.
  To conduct a non-binding advisory vote to approve the compensation of named executive officers.

  4.
  To conduct a non-binding advisory vote on the frequency of the advisory vote on named executive officer compensation.

        These items of business are more fully described in the Proxy Statement accompanying this notice.

        Our Board has fixed the close of business on March 14, 2014 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders or at any adjournment or postponement thereof. A list of these stockholders will be available at the time and place of the meeting and, during the ten days prior to the meeting, at the office of the Secretary of AMC Entertainment Holdings, Inc. at One AMC Way, 11500 Ash Street, Leawood, Kansas 66211.

        Only stockholders and persons holding proxies from stockholders may attend the meeting. If your shares are registered in your name, you should bring your proxy card and a proper form of identification such as your driver's license to the meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares.

        In order that your shares may be represented at the meeting if you are not personally present, you are urged to vote your shares by telephone or Internet, or by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying postage prepaid (if mailed in the United States) return envelope.

ALL STOCKHOLDERS ARE EXTENDED A CORDIAL INVITATION
TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS

By Order of the Board of Directors,

One AMC Way	Kevin M. Connor
11500 Ash Street, Leawood, KS 66211	Senior Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be Held on April 25, 2014:
The Proxy Statement and 2013 Annual Report to Stockholders
are available at http://www.envisionreports.com/amc

AMC ENTERTAINMENT HOLDINGS, INC.

INDEX

i

ii

PROXY STATEMENT

 GENERAL INFORMATION

        This proxy statement is provided in connection with the solicitation of proxies by the Board of Directors (the "Board") of AMC Entertainment Holdings, Inc., a Delaware corporation ("we," "us," the "Company" or "AMC"), for use at the 2014 Annual Meeting of Stockholders of the Company, to be held on April 25, 2014 at 10:00 a.m. (Central Time), or any adjournment or postponement thereof, at the AMC Town Center 20 theatre located at 11701 Nall Avenue, Leawood, Kansas 66211 (the "Annual Meeting").

        Pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"), we are providing access to our proxy materials, which include our notice of annual meeting, proxy statement and annual report to stockholders over the Internet at www.envisionreports.com/amc. These proxy materials are available without charge.

        This proxy statement and the accompanying proxy are first being sent or given to stockholders beginning on or about March 21, 2014. The costs of this proxy solicitation will be borne by the Company, which maintains its principal executive offices at 11500 Ash Street, Leawood, KS 66211.

VOTING AT THE ANNUAL MEETING

        The only voting securities of the Company are its shares of Class A and Class B common stock (collectively, the "Common Stock"). Only stockholders of record of our Common Stock at the close of business on March 14, 2014, the date selected as the record date by our Board, are entitled to vote at the Annual Meeting. On the record date, there were 21,563,274 shares of Class A common stock and 75,826,927 shares of Class B common stock outstanding. The holders of our Class A common stock are entitled to one vote per share and holders of our Class B common stock are entitled to three votes per share, and such holders generally vote as a class on all matters. Our Class B common stock is only held by a subsidiary of the Dalian Wanda Group Co., LTD (together with its affiliates, "Wanda"). Because of the three-to-one voting ratio between our Class B and Class A common stock, Wanda controls a majority of the combined voting power of our Common Stock at the record date and therefore will be able to control all matters submitted to our stockholders for approval at the Annual Meeting.

The Proxy

        If your Common Stock is held through a broker, bank or other nominee (held in street name), you will receive instructions from such entity that you must follow in order to have your shares voted. If you want to vote in person, you must obtain a legal proxy from your broker, bank or other nominee and bring it to the meeting. If you hold your shares in your own name as a holder of record with our transfer agent, you may instruct the proxies how to vote following the instructions listed on the proxy card to vote over the Internet, or by signing, dating and mailing the proxy card. Of course, you can always come to the meeting and vote your shares in person.

        Proxies provided by telephone or over the Internet or by mailed proxy card, unless revoked, will be voted at the Annual Meeting as directed by you, or, in the absence of such direction, as the Board recommends for Proposals 1, 2 and 3 and for "one year" on Proposal 4 at the Annual Meeting. A stockholder submitting a proxy by telephone or over the Internet or by mailed proxy card may revoke such proxy at any time before it is used by giving written notice of revocation to the Secretary of the Company, by delivering to the Secretary of the Company a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not, in and of itself, revoke a proxy.

        As of the printing of this proxy statement, we do not know of any other matter to be raised at the meeting. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxies will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned or postponed, the proxies can vote your shares at the adjournment or postponement as well.

Voting Requirement to Approve each of the Proposals

  •
  Proposal No. 1: Election of directors requires a plurality of the votes cast, which means that the two nominees for director receiving the highest number of votes FOR election will be elected as directors. Our Board recommends a vote "for" the election of each nominee.

  •
  Proposal No. 2: Ratification of the appointment of KPMG LLP as our independent registered public accounting firm requires approval by the holders of a majority of the shares (by voting power) present in person or represented by proxy and entitled to vote with respect to this matter. Our Board recommends a vote "for" this proposal.

  •
  Proposal No. 3: Non-binding advisory vote on compensation of named executive officers (the "say-on-pay vote") requires approval by the holders of a majority of the shares (by voting power) present in person or represented by proxy and entitled to vote with respect to this matter. Our Board recommends a vote "for" this proposal. The vote on Proposal No. 3 is advisory.

  •
  Proposal No. 4: Non-binding advisory vote on frequency of the advisory vote on the compensation of named executive officers (the "frequency vote") will be determined by which option, "one year," "two years" or "three years," receives a plurality of the votes cast. Our Board recommends a vote for "one year." The vote on Proposal No. 4 is advisory and therefore not binding on the Company.

How Votes Are Counted

        A quorum is required to transact business at our Annual Meeting. Stockholders of record holding shares of Common Stock constituting a majority of the shares issued and outstanding and entitled to vote at the Annual Meeting shall constitute a quorum. If you have returned valid proxy instructions or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you abstain from voting on some or all matters introduced at the meeting.

        Abstentions will be treated as shares present and entitled to vote for purposes of any matter requiring the affirmative vote of a majority or other proportion of the shares present and entitled to vote. Accordingly, abstentions with respect to the say-on-pay vote and on ratification of the appointment of KPMG LLP as our independent registered public accounting firm will have the same effect as a vote against such proposals. Abstentions will have no effect on the frequency vote. Similarly, abstentions and withheld votes will have no effect on the election of directors. Broker non-votes will be considered as represented for purposes of determining a quorum, but will not otherwise affect voting results. If any matter is brought before the Annual Meeting requiring the affirmative vote of a majority or other proportion of the outstanding shares, an abstention or broker non-vote will have the same effect as a vote against the matter being voted upon.

        Under rules of the New York Stock Exchange ("NYSE"), brokers may not vote on "non-routine" proposals unless they have received voting instructions from the beneficial owner, and to the extent that they have not received voting instructions, brokers report such number of shares as "non-votes." The proposals to elect directors, the say-on-pay vote and the frequency vote, are considered "non-routine," which means that brokerage firms may not vote in their discretion regarding these items on behalf of beneficial owners who have not furnished voting instructions. The proposal to ratify the appointment of

KPMG LLP as our independent registered public accounting firm, however, is considered a "routine" item, which means that brokerage firms may vote in their discretion on behalf of beneficial owners who have not furnished voting instructions. Although Proposal Nos. 3 and 4 are non-binding advisory votes, our Board will review the results and will take them into account in making a determination concerning executive compensation.

DIRECTORS OF THE COMPANY

        Our business and affairs are managed by our Board, which currently consists of the following seven members: Gerardo I. Lopez, Lin Zhang, Anthony J. Saich, Chaohui Liu, Ning Ye, Lloyd Hill and Jian Wang. Mr. Lopez is our Chief Executive Officer ("CEO"), and Mr. Zhang is our Chairman and a non-employee director. We expect that our Board will ultimately consist of nine directors.

        We avail ourselves of the "controlled company" exception under the rules of the NYSE, which permits a listed company of which more than 50% of the voting power for election of directors is held by an individual, a group or another company to not comply with certain of the NYSE's governance requirements. Because more than 50% of our voting power is held by Wanda, we are not required to have a majority of independent directors on our Board. In addition, while we are not required to have a compensation committee or a nominating and corporate governance committee, we have established such committees, each of which is composed of three directors, one of whom is independent. We currently have two independent directors, Mr. Hill and Mr. Saich. We will add a third independent director to our Board within one year after the completion of our initial public offering (the "IPO"), which occurred on December 23, 2013. Within one year after the completion of the IPO, we expect to appoint two additional directors such that the Board will consist of nine members, three of whom will be independent. Our bylaws provide that a majority of the Board may fill vacancies, which is the means by which we anticipate appointing the two additional directors.

        Pursuant to our amended and restated certificate of incorporation, our Board is divided into three classes. The members of each class serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. The classes are composed as follows:

  •
  Mr. Saich and Mr. Wang are Class I directors, whose terms will expire at the 2014 annual meeting of stockholders;

  •
  Mr. Hill and Mr. Ye are Class II directors, whose terms will expire at the 2015 annual meeting of stockholders; and

  •
  Mr. Liu, Mr. Lopez and Mr. Zhang are Class III directors, whose terms will expire at the 2016 annual meeting of stockholders.

        Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors.

PROPOSAL 1: ELECTION OF DIRECTORS

        At the Annual Meeting, two individuals are to be elected as Class I directors to hold a three-year term of office from the date of their election until the Company's 2017 annual meeting and until their successors are duly elected and qualified. The two nominees for election as Class I directors are: Mr. Saich and Mr. Wang.

        The Nominating and Corporate Governance Committee and the Board believe that the nominees have the requisite qualifications to oversee our business. Set forth below you will find certain information for each of the directors, including the nominees, which we believe evidences the directors' qualifications to serve on the Board.

        The Board recommends a vote "FOR" each of the nominees.

        Each of the biographies of the nominees for election as directors below contains information regarding the person's service as a director, business experience, director positions held currently or at any time during the past five years, and the experience, qualifications, attributes and skills that caused the Board to determine that the person should be nominated for election as a director at the Annual Meeting. The following information is as of March 1, 2014.

Nominees for Election as Class I Directors for a Term Ending 2017

        Mr. Anthony J. Saich, 60, has served as a director of the Company since August 2012. Mr. Saich currently serves as the Director of the Ash Center for Democratic Governance and Innovation and Daewoo Professor of International Affairs at Harvard University. In his capacity as Ash Center Director, Mr. Saich also serves as the director of the Rajawali Foundation Institute for Asia and the faculty chair of the China Public Policy Program, the Asia Energy Leaders Program and the Leadership Transformation in Indonesia Program. Mr. Saich also serves on the board of the China Medical Board and International Bridges to Justice and is also the U.S. Secretary-General of the China United States Strategic Philanthropy. Mr. Saich sits on the executive committees of the John King Fairbank Center for Chinese Studies and the Asia Center, both at Harvard University, and serves as the Harvard representative of the Kennedy Memorial Trust. Mr. Saich previously served as the representative for the Ford Foundations China Office from 1994 to 1999. Prior to this, he was director of the Sinological Institute at Leiden University in the Netherlands. Mr. Saich holds a bachelor degree in politics and geography from the University of Newcastle, United Kingdom, a masters degree in politics with special reference to China from the School of Oriental and African Studies, London University, and has a Ph.D. from the Faculty of Letters, University of Leiden, the Netherlands. Mr. Saich has over 25 years of experience in international affairs, and will provide valuable international insights to the Company.

        Mr. Jian Wang, 43, has served as a director of the Company since December 2013. Mr. Wang also serves as the Deputy General Manager of the Investment Management Center of Wanda and the General Manager of the Capital Markets Department thereunder. Prior to joining Wanda, Mr. Wang held positions at Bank of America Merrill Lynch and CITIC Securities International in Hong Kong from 2008 to 2012. From 1999 to 2006, Mr. Wang worked in the mainland China's Capital Markets at CITIC Securities and as the Secretary of the board for Central Brilliance S&T Co., Ltd. Mr. Wang has over ten years of experience in cross border capital market transactions and public company operations. Mr. Wang holds an M.B.A from the Schulich School of Business at York University in Toronto, Canada. Mr. Wang's considerable experience with financial organizations, as well as his experience in international and cross-border capital markets transactions, provide him with valuable expertise to assist the Company.

Directors Continuing in Office

Class II Directors—Term Expiring 2015

        Mr. Lloyd Hill, 70, has served as a director of the Company since December 2013. Prior to his retirement in 2006, Mr. Hill served as the Chief Executive Officer and Chairman of Applebee's International, Inc. Mr. Hill serves on the board of directors and as chairman of the compensation committee of Red Robin Gourmet Burgers, Inc. and on the board of directors of E.E. Newcomer Enterprises, Inc. Mr. Hill also serves on the board of directors of Saint Luke's South Hospital, the audit committee for the Saint Luke's Health System and the development board for the University of Texas Medical Branch. Mr. Hill holds a masters degree in business administration from Rockhurst University in Kansas City, Missouri. Mr. Hill's extensive experience and knowledge of public company operations, as well as his experience serving on the boards of other public companies, makes him a valuable addition to our Board.

        Mr. Ning Ye, 41, has served as a director of the Company since August 2012. Mr. Ye also serves as Vice President of Beijing Wanda Culture Industry Group and has sat on the board of directors of Wanda Cinema Line Co., Ltd since 2008. Since he joined Wanda in 2001, Mr. Ye had been assigned in the positions of General Manager of the Development Department in Dalian Wanda Commercial Development Co. and General Manager of Wanda Cinema Company. Prior to that, Mr. Ye served at Shenzhen Nanyou Real Estate Company since 1998. Mr. Ye has extensive experience with corporate operations and management, market insights and industry judgment, and has led Wanda Cinema Line Co., Ltd to become the No. 1 movie exhibitor in Asia. Mr. Ye obtained a masters degree in economics and management from Chongqing University of Architecture and he is also a Registered Cost Engineer. Mr. Ye brings experience in a broad array of sectors relevant to the Company's business and a long track record of expanding the business through multiple market cycles.

Class III Directors—Term Expiring 2016

        Mr. Chaohui Liu, 42, has served as a director of the Company since August 2012. Mr. Liu also serves as Senior Assistant to the President and General Manager of the Investment Management Center of Wanda, and has served on the board of Wanda Cinema Company since 2006. Since October 2002, Mr. Liu had been assigned in the positions of Financial Manager of Dalian Wanda Commercial Real Estate Co., Financial Director and General Manager of Investment Department of Wanda, consecutively. Prior to joining Wanda, Mr. Liu worked at China Construction Bank, Xiamen Branch, from 1996-2001. Mr. Liu holds a Ph.D. degree in management from Xiamen University. He is also a non-practicing member of Chinese Institute of Certified Public Accountants. Mr. Liu has over ten years of experience in financial analysis and investment in public and private companies and led the negotiations and transition of Wanda's acquisition of AMC, and he provides our Board with insight into strategic and financial matters of interest to AMC's management and stockholders.

        Mr. Gerardo I. Lopez, 54, has served as Chief Executive Officer, President and a director of the Company and its subsidiary, AMC Entertainment Inc., since March 2009. Prior to joining the Company, Mr. Lopez served as Executive Vice President of Starbucks Coffee Company and President of its Global Consumer Products, Seattle's Best Coffee and Foodservice divisions from September 2004 to March 2009. Prior thereto, Mr. Lopez served as President of the Handleman Entertainment Resources division of Handleman Company from November 2001 to September 2004. Mr. Lopez also serves on the boards of directors of Recreational Equipment, Inc., Brinker International, Inc. and Open Road Releasing. Mr. Lopez holds a bachelor degree in marketing from George Washington University and an M.B.A. in finance from Harvard Business School. Mr. Lopez has over 28 years of experience in marketing, sales and operations and management in public and private companies. Mr. Lopez's experience overseeing the operations of numerous private and public companies makes him well-positioned to serve in his capacities as Chief Executive Officer, President and director.

        Mr. Lin Zhang, 42, has served as Chairman and a director of the Company since August 2012. Mr. Zhang also serves as a board member of Wanda, and President of Beijing Wanda Culture Industry Group with $7.2 billion in assets. Since March 2000, Mr. Zhang had been assigned in the positions of General Manager of Nanjing Wanda Project Company, General Manager of Shenyang Wanda Project Company, General Manager of Chengdu Wanda Project Company, Financial Director of Wanda, consecutively. Prior to joining Wanda, Mr. Zhang served as Vice President of Dalian Tax Exempt-zone Accounting Firm and Vice President of Dalian North Tax Agency. Mr. Zhang received an M.B.A. from Beijing University and a bachelor degree in accounting from Northeast University of Economics. Mr. Zhang is a non-practicing member of the Chinese Institute of Certified Public Accountants and a non-practicing member of the Chinese Charted Tax Agent Association. Mr. Zhang's 15 years of experience in financial management and operation management of large companies, especially in corporate strategy and investment, make him well-positioned to serve as a director for the Company.

 CORPORATE GOVERNANCE

Corporate Governance Guidelines

        Our Corporate Governance Guidelines and Principles reflect the principles by which the Board operates and sets forth director qualification standards, responsibilities, compensation, evaluation, orientation and continuing education, board committee structure, chief executive officer performance review, management succession planning and other policies for the governance of the Company. A copy of the Corporate Governance Guidelines and Principles is available on our website at www.amctheatres.com under "Corporate Info"—"Investor Relations"—"Corporate Governance."

Risk Oversight

        The Board executes its oversight responsibility for risk management directly and through its committees, as follows:

        The Audit Committee has primary oversight responsibility with respect to financial and accounting risks. The Audit Committee discusses with management the Company's major financial risk exposures and the Company's risk assessment and risk management policies. Management provides to the Audit Committee periodic assessments of the Company's risk management processes and systems of internal control. The Chairman of the Audit Committee reports to the full Board regarding material risks as deemed appropriate.

        The Board's other committees oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee considers the risks associated with our compensation policies and practices, with respect to both executive compensation and compensation generally. The Board is kept abreast of its committees' risk oversight and other activities via reports of the committee chairmen to the full Board. These reports are presented at every regular Board meeting and include discussions of committee agenda topics, including matters involving risk oversight.

        The Board considers specific risk topics, including risks associated with our annual operating plan and our capital structure. In addition, the Board receives reports from the members of our senior leadership team that include discussions of the risks and exposures involved in their respective areas of responsibility. Further, the Board is informed of developments that could affect our risk profile or other aspects of our business.

Compensation Policies and Practices as They Relate to Risk Management

        We do not believe that any risks arising from our compensation policies or practices create or encourage the taking of excessive risks that are reasonably likely to have a material adverse effect on the Company.

Board and Committee Information

        The Board held four meetings during our calendar year ended December 31, 2013. Each director attended at least 75% of the aggregate number of meetings held by the Board and by the committees of the Board on which they served during calendar 2013.

Communications with the Board

        Our stockholders may communicate with our Board, its committees or our non-management directors as a group, by writing to the Secretary of AMC Entertainment Holdings, Inc. at 11500 Ash Street, Leawood, KS 66211.

Director Independence

        We avail ourselves of the "controlled company" exception under the rules of the NYSE. Our Board has determined not to have a majority of our Board be independent. Our Board has also determined not to have a compensation committee composed solely of independent directors or have an independent nominating committee.

        Our Board has determined that Mr. Hill and Mr. Saich are independent in accordance with NYSE rules and within the meaning of the Securities Exchange Act of 1934 (the "Exchange Act") for purposes of serving on our Audit Committee. The remaining members of the Board, Mr. Wang, Mr. Ye, Mr. Liu, Mr. Lopez and Mr. Zhang, are not independent under the NYSE rules or within the meaning of the Exchange Act.

        Within one year after the completion of the IPO (by December 23, 2014) we expect to appoint two additional directors, one of whom will be independent.

Board Leadership Structure

        Under our current leadership structure, the roles of Chairman of the Board and Chief Executive Officer are held by different individuals. Mr. Zhang serves as our non-executive Chairman of the Board and Mr. Lopez serves as our Chief Executive Officer. At this time, our Board believes that this structure is best for the Company as it allows our Chairman to oversee board matters and assist the Chief Executive Officer with strategic initiatives, while enabling our Chief Executive Officer to develop and implement the strategic direction of the Company. Our Chairman is not considered independent under the NYSE rules.

Executive Sessions

        Our non-management directors typically meet in an executive session at every meeting, and they will meet no less than at least once per year in accordance with the NYSE rules.

Attendance at Annual Meetings

        We encourage our directors to attend our Annual Meeting of Stockholders, absent unusual circumstances.

 Committees

        Our Board has established three standing committees. The standing committees consist of an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The standing committees are comprised of directors as provided in the table below:

Board Member	Audit	Compensation	Nominating and Corporate Governance
Lin Zhang(1)	Member		Member
Gerardo I. Lopez
Anthony J. Saich(2)	Member		Chair
Chaohui Liu		Chair
Ning Ye		Member
Lloyd Hill(1)(3)	Chair	Member
Jian Wang(3)			Member
Meetings Held in 2013	4	1	1

(1)
Mr. Hill was appointed as the Chairman of the Audit Committee on December 23, 2013. Prior to December 23, 2013, Mr. Zhang was the Chairman of the Audit Committee.

(2)
Mr. Saich was appointed as Chairman of the Nominating and Corporate Governance Committee on February 18, 2014. The Nominating and Corporate Governance Committee was formed in connection with the IPO.

(3)
Mr. Hill and Mr. Wang were elected as directors effective December 23, 2013 in connection with the IPO.

        Each of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee operates under a charter, which are available on our website at www.amctheatres.com under "Corporate Info"—"Investor Relations"—"Corporate Governance." The functions performed by each of the committees of the Board are briefly described below.

Audit Committee

        Our Audit Committee consists of Mr. Hill, Mr. Saich and Mr. Zhang. The Board has determined that Mr. Hill qualifies as an Audit Committee financial expert as defined in Item 407(d)(5) of Regulation S-K and that each member of our Audit Committee is financially literate as defined in the NYSE rules. Our Board has determined that Mr. Hill and Mr. Saich are independent within the meaning of Rule 10A-3 of the Exchange Act. Within one year of the completion date of the IPO, we will appoint one additional independent director to replace Mr. Zhang on the Audit Committee so that our Audit Committee will be comprised of three independent members, all of whom will be financially literate as defined in the NYSE rules.

        The principal duties and responsibilities of our Audit Committee are as follows:

  •
  to monitor our financial reporting process and internal control system;

  •
  to appoint and replace our independent registered public accounting firm from time to time, determine their compensation and other terms of engagement and oversee their work;

  •
  to oversee the performance of our internal audit function; and

  •
  to oversee our compliance with legal, ethical and regulatory matters.

        The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Compensation Committee

        Our Compensation Committee consists of Mr. Liu, Mr. Ye and Mr. Hill. Despite the exception as a "controlled company" under the NYSE rules, our Compensation Committee charter provides that one member of the Compensation Committee will be independent in accordance with NYSE rules. The principal duties and responsibilities of our Compensation Committee are as follows:

  •
  to provide oversight on the development and implementation of the compensation policies, strategies, plans and programs for our key employees and outside directors and disclosure relating to these matters;

  •
  to review and approve the compensation of our CEO and our other executive officers; and

  •
  to provide oversight concerning the compensation of our CEO, succession planning, performance of our CEO and related matters.

Nominating and Corporate Governance Committee

        Our Nominating and Corporate Governance Committee consists of Mr. Saich, Mr. Wang and Mr. Zhang. Despite the exception as a "controlled company" under the NYSE rules, our Nominating and Corporate Governance Committee charter provides that one member of the Nominating and Corporate Governance Committee will be independent in accordance with NYSE rules. The principal duties and responsibilities of the Nominating and Corporate Governance Committee are as follows:

  •
  to establish criteria for board and committee membership and recommend to our Board proposed nominees for election to the Board and for membership on committees of the Board; and

  •
  to make recommendations to our Board regarding board governance matters and practices.

        The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate criteria that directors are required to fulfill (including experience, qualifications, attributes, skills and other characteristics) in the context of the current make-up of the Board and the needs of the Board given the circumstances of the Company. In identifying and screening director candidates, the Nominating and Corporate Governance Committee considers whether the candidates fulfill the criteria for directors approved by the Board, including integrity, objectivity, independence, sound judgment, leadership, courage and diversity of experience (for example, in relation to finance and accounting, strategy, risk, technical expertise, policy-making, etc.).

        The Nominating and Corporate Governance Committee considers recommendations for Board candidates submitted by stockholders using substantially the same criteria it applies to recommendations from the Nominating and Corporate Governance Committee, directors and members of management. Stockholders may submit recommendations by providing the person's name and appropriate background and biographical information in writing to the Nominating and Corporate Governance Committee at: Company Secretary, One AMC Way, 11500 Ash Street, Leawood, Kansas 66211 or by emailing: kconnor@amctheatres.com. Invitations to serve as a nominee are extended by the Board itself via the Chairman and the Chairman of the Nominating and Corporate Governance Committee.

 Compensation Committee Interlocks and Insider Participation

        Mr. Liu and Mr. Ye were members of the Compensation Committee during the twelve months ended December 31, 2013. In connection with the IPO, Mr. Hill replaced Mr. Saich as a member of the Compensation Committee when he was elected as a director effective December 23, 2013. During the period January 1, 2013 through December 31, 2013, no member of the Compensation Committee had a relationship required to be described under the SEC rules relating to disclosure of related person transactions (other than as described below in "Related Person Transactions" with respect to agreements with Wanda) and none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee of the Company.

Director Compensation

        The following section presents information regarding the compensation paid during the twelve months ended December 31, 2013 to the independent members of our Board. The other members of our Board do not receive any compensation from the Company. Mr. Lopez's compensation is presented in the Summary Compensation Table and the related explanatory tables. Mr. Lopez did not receive additional compensation for his service as a director. We reimburse all directors for any out-of-pocket expenses incurred by them in connection with their services provided in such capacity.

2013 Independent Director Compensation

        In calendar 2013, Mr. Saich, received an annual cash retainer of $100,000, an annual cash retainer of $20,000 for serving on the Audit Committee, an annual cash retainer of $20,000 for serving on the Compensation Committee, and $2,500 for each Board meeting or committee meeting attended. Mr. Saich did not receive any other compensation in respect of calendar year 2013. Mr. Hill was elected as director effective December 23, 2013 in connection with the IPO, and did not receive any compensation for the twelve months ended December 31, 2013.

2014 Independent Director Compensation

        In connection with the IPO, we modified the compensation program for our independent directors. The cash retainer for calendar 2014 will be $50,000 and each independent director will receive an annual stock award under the 2013 Equity Incentive Plan with a value of $100,000. The annual cash retainer for our independent members of our Audit Committee, our Compensation Committee, and our Nominating and Corporate Governance Committee will be $5,000 for each committee (the "Committee Compensation"). The independent chair of our Audit Committee will receive an annual cash retainer of $15,000 in lieu of the Committee Compensation. The chairs of our Compensation Committee and our Nominating and Corporate Governance Committee, if independent, will receive an annual cash retainer of $10,000 in lieu of the Committee Compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

        The following table sets forth certain information regarding beneficial ownership of our Class A and Class B common stock as of March 1, 2014, with respect to:

  •
  each person or group of affiliated persons known by us to own beneficially more than 5% of the outstanding shares of Class A and Class B common stock, together with their addresses;

  •
  each of our directors, director nominees and our Named Executive Officers; and

  •
  all directors and executive officers as a group.

        The address for each of our directors, director nominees and Named Executive Officers is c/o AMC Entertainment Holdings, Inc., 11500 Ash Street, Leawood, Kansas 66211.

	Class A Common Stock		Class B Common Stock
Name and Address	Number	%	Number	%
5% Beneficial Owners:
Wanda America Investment Holding Co. Ltd., a wholly-owned indirect subsidiary of Dalian Wanda Group Co., Ltd.(1)	—	—	75,826,927	100%
Citadel Advisors LLC(2)	1,731,290	8.0%	—	—
Ridgeworth Capital Management, Inc.(3)	1,857,563	8.6%	—	—
Luxor Capital Group, LP(4)	1,277,560	5.9%	—	—
Directors, Director Nominees and Named Executive Officers:
Gerardo I. Lopez(5)	142,849	*	—	—
Craig R. Ramsey(5)	42,569	*	—	—
Elizabeth Frank(5)	28,013	*	—	—
John D. McDonald(5)	23,857	*
Mark A. McDonald(5)	28,519	*	—	—
Lin Zhang(6)	—	*	—	—
Anthony J. Saich(7)	5,002	*	—	—
Chaohui Liu(6)	—	*	—	—
Lloyd Hill(8)	5,002	*	—	—
Ning Ye(6)	—	*	—	—
Jian Wang(6)	—	*	—	—
All directors and executive officers as a group (16 persons)(9)	354,803	1.6%	—	—

*
Less than 1%

(1)
The address of Wanda American Investment Holding Co. Ltd. is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion applicable to the Class B common stock. Each share of Class A common stock is entitled to one vote. Each share of Class B common stock is entitled to three votes and is convertible at any time into one share of Class A common stock.

(2)
Based on a Schedule 13G/A filed February 14, 2014 by Citadel Advisors LLC. In such filing, Citadel Advisors LLC lists its address as c/o Citadel LLC, 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603.

(3)
Based on a Schedule 13G filed February 10, 2014 by Ridgeworth Capital Management, Inc. In such filing, Ridgeworth Capital Management, Inc. lists its address as 3333 Piedmont Road NE Suite 1500 Atlanta, GA 30305.

(4)
Based on a Schedule 13G filed January 17, 2014 by Luxor Capital Group, LP. In such filing, Luxor Capital Group, LP reported as of the close of business on January 17, 2014:

(i)
Luxor Capital Partners, LP, a Delaware limited partnership (the "Onshore Fund") directly owned 433,946 shares of Class A common stock;

(ii)
Luxor Wavefront, LP, a Delaware limited partnership (the "Wavefront Fund") directly owned 130,379 shares of Class A common stock;

(iii)
Luxor Capital Partners Offshore Master Fund, LP, a Cayman Islands limited partnership (the "Offshore Master Fund") directly owned 622,819 shares of Class A common stock. Luxor Capital Partners Offshore, Ltd., a Cayman Islands exempted company (the "Offshore Feeder Fund"), as the owner of a controlling interest in the Offshore Master Fund, may be deemed to have beneficially owned the shares of Class A common stock owned directly by the Offshore Master Fund;

(iv)
Luxor Spectrum Offshore Master Fund, LP, a Cayman Islands limited partnership (the "Spectrum Master Fund") directly owned 40,454 shares of Class A common stock. Luxor Spectrum Offshore, Ltd., a Cayman Islands exempted company (the "Spectrum Feeder Fund"), as the owner of a controlling interest in the Spectrum Master Fund, may be deemed to have beneficially owned the shares of Class A common stock owned directly by the Spectrum Master Fund;

(v)
LCG Holdings, LLC, a Delaware limited liability company ("LCG Holdings"), as the general partner of the Onshore Fund, the Wavefront Fund, the Offshore Master Fund and the Spectrum Master Fund may be deemed to have beneficially owned the 1,227,598 shares of Class A common stock owned directly by the Onshore Fund, the Wavefront Fund, the Offshore Master Fund and the Spectrum Master Fund;

(vi)
Luxor Capital Group, LP, a Delaware limited partnership ("Luxor Capital Group"), as the investment manager of the Funds, may be deemed to have beneficially owned the 1,277,650 shares of Class A common stock beneficially owned by the Funds and an additional 50,052 shares of Class A common stock held in the Separately Managed Account;

(vii)
Luxor Management, LLC, a Delaware limited liability company ("Luxor Management"), as the general partner of Luxor Capital Group, may be deemed to have beneficially owned the 1,277,650 shares of Class A common stock beneficially owned by Luxor Capital Group; and

(viii)
Mr. Christian Leone, as the managing member of Luxor Management, may be deemed to have beneficially owned the 1,277,650 shares of Class A common stock beneficially owned by Luxor Management.

  The principal business address of each of the Onshore Fund, the Wavefront Fund, Luxor Capital Group, Luxor Management, LCG Holdings and Mr. Leone is 1114 Avenue of the Americas, 29th Floor, New York, New York 10036.

  The principal business address of each of the Offshore Master Fund, the Offshore Feeder Fund, the Spectrum Master Fund and the Spectrum Feeder Fund is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(5)
Represents Class A common stock owned directly by the Named Executive Officers with respect to which they have sole voting and investment power.

(6)
Does not include shares of Class B common stock held by Wanda. Mr. Zhang, Mr. Liu, Mr. Ye and Mr. Wang are employees of Dalian Wanda Group Co., Ltd., an affiliate of Wanda American Investment Holding Co. Ltd. None of them have the power to dispose or vote any of our capital stock held by Wanda American Investment Holding Co. Ltd. Wanda American Investment Holding Co. Ltd's ownership of our Class B common stock is set forth in the table.

(7)
Represents Class A common stock owned directly by Mr. Saich with respect to which he has sole voting and investment power.

(8)
Represents Class A common stock owned directly by Mr. Hill with respect to which he has sole voting and investment power.

(9)
See notes (5), (6), (7) and (8). Includes 78,992 shares of Class A common stock beneficially held executive officers not named in the table.

EQUITY COMPENSATION PLAN INFORMATION

        The Company has adopted a 2013 Equity Incentive Plan as of December 31, 2013. The following table summarizes the 2013 Equity Incentive Plan as of December 31, 2013. See "Compensation Discussion and Analysis—Post-IPO Compensation—2013 Equity Incentive Plan" for more information.

Plan Category	(a) Total Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-average Exercise Price of Outstanding Options, Warrants and Rights($)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	—	—	9,113,828
Equity compensation plans not approved by security holders	—	—	—

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Officers, directors and holders of greater than 10% of our Common Stock are required by regulations of the SEC to furnish us with copies of all Section 16(a) reports they file.

        To our knowledge, based solely upon a review of the copies of such reports furnished to us and/or written representations that no other reports were required to be filed during calendar 2013, all filing requirements under Section 16(a) applicable to our officers, directors and 10% stockholders were satisfied timely, with the exception of Beijing Wanda Culture Industry Group Co. Ltd, an indirect parent of Wanda America Investment Holding Co. Ltd., that was late in filing its Form 3.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures with Respect to Related Transactions

        The Board has adopted the Compliance Plan for AMC Entertainment Holdings, Inc. and Certain Subsidiaries and Related Companies, which serves as our policy for the review, approval or ratification of any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is, or will be a participant, where the amount involved exceeds $120,000 and one of the Company's executive officers, directors, director nominees, 5% stockholders (or their immediate family or household members) or any firm, corporation or other entity in which any of the foregoing persons has a position or relationship (or, together with his or her immediate family members, a 10% or greater beneficial ownership interest) (each, a "Related Person") has a direct or indirect material interest.

        This policy is administered by the Audit Committee. As appropriate for the circumstances, the Audit Committee will review and consider relevant facts and circumstances in determining whether or not to approve or ratify such transaction. Our policy includes certain factors that the Audit Committee takes into consideration when determining whether to approve a related person transaction.

Related Person Transactions

Merger Agreement

        On August 30, 2012, pursuant to an Agreement and Plan of Merger, Wanda acquired the Company through a merger between the Company and Wanda Film Exhibition Co. Ltd., ("Merger Subsidiary"), a wholly-owned indirect subsidiary of Wanda, whereby Merger Subsidiary merged with and into the Company with the Company continuing as the surviving corporation and as a wholly-owned indirect subsidiary of Wanda (the "Merger"). As a result of the Merger, Wanda, became our majority stockholder. As a result of the IPO, Wanda owns approximately 77.9% of the Company's outstanding Common Stock and 91.3% of the combined total voting power of the Company's outstanding Common Stock, and Wanda has the ability to control the Company's affairs and policies and the election of directors and appointment of management.

Subscription Agreement

        On the Closing Date of the Merger, the Company and certain members of management (the "Management Member") entered into Management Subscription Agreements (the "Subscription Agreements"). Pursuant to the Subscription Agreements, each Management Member agreed to purchase stock of the Company at the price paid by Wanda for the stock of the Company purchased in connection with the Merger.

Management Stockholders Agreement

        On the closing of the Merger, the Company and Wanda entered into a management stockholders agreement (the "Management Stockholders Agreement") with members of management, including our Named Executive Officers. The Management Stockholders Agreement was amended in connection with the IPO, and it continued in effect following the completion of the IPO although the occurrence of the IPO caused certain provisions of the agreement to cease to be in effect.

        Transfer Restrictions.    Under the Management Stockholders Agreement, each Management Member agreed, subject to customary exceptions, not to transfer any shares of the Company acquired in connection with the Merger without the written consent of Wanda prior to January 1, 2016 (the "Release Date"). Until the second anniversary following the Release Date, each Management Member agreed to restrictions on the number of such shares of the Company's Common Stock they may transfer.

        Put Rights.    Beginning on January 1, 2016 (or upon the termination of a Management Member's employment by the Company without cause, by the Management Member for good reason, or due to the Management Member's death or disability) the Management Members will have the right to require the Company to purchase shares of the Company acquired in connection with the Merger if and only if such shares are not fully and freely tradeable at a price equal to the price per share paid by such Management Member with appropriate adjustments for any subsequent events such as dividend, splits, combinations and the like.

        Piggyback Registration Rights.    Subject to specified limitations, all Management Members have unlimited piggyback registration rights. The Company has agreed to pay all registration expenses relating to these registrations.

Registration Rights Agreement

        In connection with the IPO, we entered into a registration rights agreement with Wanda (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, the Company has agreed to use its best efforts to effect registered offerings upon request from Wanda and to grant incidental or "piggyback" registration rights with respect to any registrable securities held by Wanda.

        The obligation to effect any demand for registration by Wanda is subject to certain conditions, including limitations on the number of demand registrations and limitations on the minimum value of securities to be registered. In connection with any registration effected pursuant to the terms of the Registration Rights Agreement, we will be required to pay for all of the fees and expenses incurred in connection with such registration, including registration fees, filing fees and printing fees. However, the underwriting discounts and selling commissions payable in respect of registrable securities included in any registration are to be paid by Wanda. We have also agreed to indemnify the holders of registrable securities against all claims, losses, damages and liabilities with respect to each registration effected pursuant to the Registration Rights Agreement.

Tax Sharing Agreement

        In connection with the IPO, we entered into a tax agreement with a U.S. subsidiary of Wanda. Pursuant to the tax agreement, for any period that we were members of any consolidated or other tax group of which the Wanda subsidiary was the common parent, we will pay the group's tax liabilities attributable to our activities up to the amount that would be payable by us if the Company was the common parent of the consolidated or other tax group and, in addition, we will have the right to control the filing of tax returns, audits and other tax matters of any such consolidated or other tax group.

 PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board has selected KPMG LLP ("KPMG") as the independent registered public accounting firm to perform the audit of our consolidated financial statements and our internal control over financial reporting for fiscal 2014. KPMG served as our independent registered public accounting firm for calendar 2013. KPMG representatives are expected to attend the 2014 annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions. We are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm for 2014. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that a change would be in the best interests of the Company and its stockholders.

        The persons designated in the enclosed proxy will vote your shares "FOR" ratification unless you include instructions in your signed proxy to the contrary. If the stockholders fail to ratify the selection of this firm, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of KPMG.

        The Board recommends a vote "FOR" ratification of the selection of KPMG as our independent registered public accounting firm for the twelve months ended December 31, 2014.

AUDIT COMMITTEE REPORT

        Our Audit Committee reviews our financial reporting process on behalf of our Board. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2013 Annual Report on Form 10-K with our management and our independent registered public accounting firm, KPMG. Our management is responsible for the financial statements and the reporting process, including the system of internal controls. KPMG is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles. For calendar 2014, KPMG is responsible for expressing an opinion on the effectiveness of the Company's internal control over financial reporting.

        The Audit Committee has discussed with KPMG the matters requiring discussion by Statement on Auditing Standards No. 16, Communication with Audit Committees (as amended), and all other matters required to be discussed with the auditors. In addition, the Audit Committee has received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the Audit Committee concerning independence, and has discussed with the independent auditors their independence. The Audit Committee has concluded that the independent auditors currently meet applicable independence standards.

        Based on the reviews and discussions to which we refer above, the Audit Committee recommended to our Board (and our Board has approved) that the audited financial statements be included in our 2013 Annual Report on Form 10-K, for filing with the SEC.

Audit Committee of the Board of Directors

Lloyd Hill (Chairman)
Lin Zhang
Anthony J. Saich

 PRINCIPAL ACCOUNTING FEES AND SERVICES

        The following table shows the fees that the Company was billed for the audit and other services provided by KPMG for the twelve months ended December 31, 2013 and the transition period of March 30, 2012 through December 31, 2012. The Audit Committee has considered whether the provision of such services is compatible with maintaining the independence of KPMG and determined they were compatible. The Audit Committee has the sole right to engage and terminate the Company's independent registered public accounting firm, to pre-approve their performance of audit services and permitted non-audit services, and to approve all audit and non-audit fees.

Type of Fee	Twelve Months Ended December 31, 2013	Nine Months Ended December 31, 2012
Audit Fees(a)	$1,184,478	$749,842
Audit-Related Fees(b)	1,749,161	658,094
Tax Fees(c)	204,197	261,248
All Other Fees(d)	55,414	—

Total	$3,193,250	$1,669,184

(a)
Audit Fees includes the audit of the Company's annual financial statements, review of financial statements included in the Company's Quarterly Reports on Form 10-Q and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the twelve months ended December 31, 2013 and the nine months ended March 30, 2012 through December 31, 2012.

(b)
Audit-Related Fees includes assurance and related services by KPMG that are reasonably related to the performance of the audit or review of the Company's financial statements and are not reported under "Audit Fees." The services for the fees disclosed under this category include other accounting related work, registration statement work and work related to the Merger and other acquisitions.

(c)
Tax Fees include professional services rendered by KPMG for tax return preparation and tax compliance.

(d)
All Other Fees relate to litigation support.

Audit Committee Pre-Approval Policy

        The Audit Committee has adopted policies and procedures for the pre-approval of audit services and permitted non-audit services to be performed by our independent registered public accounting firm in order to assure that the provision of such services does not impair the independent registered public accounting firm's independence. The policies provide general pre-approval for certain types of services, as well as approved costs for those services. The term of any general pre-approval is 12 months from the date of pre-approval unless the Audit Committee specifies otherwise. Any costs or services that are not given general pre-approval require specific pre-approval by the Audit Committee. The policy directs that, if management must make a judgment as to whether a proposed service is a pre-approved service, management should seek approval of the Audit Committee before such service is performed.

        Requests to provide services that require specific approval by the Audit Committee must be submitted to the Audit Committee by both the independent auditor and management, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC's rules on auditor independence.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee has reviewed and discussed with management the disclosures contained in the following section entitled "Compensation Discussion and Analysis." Based on this review and discussion, the Compensation Committee recommended to the Board that the section entitled "Compensation Discussion and Analysis" be included in this Proxy Statement for the Annual Meeting.

Members of the Compensation Committee:

Chaohui Liu (Chairman)
Ning Ye
Lloyd Hill

COMPENSATION DISCUSSION AND ANALYSIS

        This section discusses the material elements of compensation awarded to, earned by or paid to our principal executive officer, our principal financial officer and our three other most highly compensated executive officers. These individuals are referred to as the "Named Executive Officers."

        Our executive compensation programs are determined and approved by our Compensation Committee or, in some cases, by the entire Board based upon the recommendation of the Compensation Committee. None of the Named Executive Officers are members of the Compensation Committee or otherwise had any role in determining the compensation of other Named Executive Officers. Our CEO works together with the Compensation Committee in setting compensation levels and bonuses for our executive officers other than the CEO.

Certain Background Information

        Fiscal Year Change: On November 15, 2012, we announced that we changed our fiscal year to a calendar year so that the fiscal year begins on January 1st and ends on December 31st of each year. Prior to the change, we had a 52/53 week fiscal year ending on the Thursday closest to the last day of March. All references to "fiscal year," unless otherwise noted, refer to the fifty-two week fiscal year, which ended on the Thursday closest to the last day of March. All references to the transition period ("Transition Period") cover the period March 30, 2012 through December 31, 2012. All references to 2013 and 2014 refer to the calendar year ended December 31, 2013 and December 31, 2014, respectively.

Executive Summary

Executive Compensation Philosophy, Program Objectives and Overview

        The goals of the Compensation Committee with respect to executive compensation are:

  •
  to attract, retain, motivate and reward talented executives;

  •
  to tie annual and long-term compensation incentives to the achievement of specified performance objectives; and

  •
  to achieve long-term creation of value for our stockholders by aligning the interests of these executives with those of our stockholders.

        To achieve these goals, we endeavor to maintain compensation plans that are intended to tie a substantial portion of executives' overall compensation to key strategic, operational and financial goals and other non-financial goals that the Compensation Committee deems important. The Compensation Committee evaluates our compensation programs on an ongoing basis to ensure they are supportive of these goals, and our business strategy and align the interests of our executives with those of our stockholders.

        Total compensation opportunity must serve to attract and retain top performing executives. One factor in establishing our executive compensation target pay levels is relative competitiveness in relation to relevant market data. The Committee reviews data ranging from the 25th to the 75th market percentile and generally sets target pay opportunity with reference to market median.

Executive Compensation Changes Related to the IPO

        In light of our IPO, the Compensation Committee implemented a number of changes to our compensation programs in order to ensure their efficacy in aligning the interests of management with those of our stockholders as we transitioned to a publicly traded company:

  •
  shifted the focus of our annual incentive performance objectives to adjusted EBITDA from adjusted net income;

  •
  terminated our pre-IPO cash-based management profit sharing plan;

  •
  introduced an equity-based long-term incentive program;

  •
  shifted the focus of our long-term incentive performance objectives from adjusted net income to free cash flow in some instances and cash flow from operating activities in others;

  •
  introduced stock ownership guidelines for our top executives;

  •
  adopted a peer group of 13 film/entertainment/hospitality industry competitors;

  •
  adjusted Named Executive Officer target incentive opportunities to be more consistent with publicly traded peers; and

  •
  provided a one-time equity-based IPO related transaction bonus opportunity to management that was contingent on certain IPO performance milestones.

Executive Compensation Program Elements Prior to IPO

        Our executive compensation program consists of the elements described below. The Compensation Committee determines the portion of compensation allocated to each element for each individual Named Executive Officer.

        The Compensation Committee believes that the use of the combination of base salary, annual performance bonuses, and long-term incentives offers the best approach to achieving our compensation goals, including attracting and retaining talented and capable executives and motivating our executives and other officers to expend maximum effort to improve the business results, earnings and overall value of our business.

Base Salaries

        Base salaries for our Named Executive Officers are established based on the scope of their responsibilities, taking into account competitive market compensation for similar positions, as well as seniority of the individual, our ability to replace the individual and other primarily judgmental factors deemed relevant by the Compensation Committee. Base salaries for our Named Executive Officers are reviewed from time to time by the Compensation Committee and may be increased pursuant to such review and/or in accordance with guidelines contained in the various employment agreements in order to realign salaries with market levels after taking into account individual responsibilities, performance and experience. Base salaries for our Named Executive Officers increased between 5.56% and 11.54% from December 31, 2012 to December 31, 2013.

Annual Performance Bonus

        The Compensation Committee has the authority to award annual performance bonuses to our Named Executive Officers, which historically have been paid in cash and traditionally have been paid in a single installment in the first quarter of the subsequent fiscal year after the completion of our annual audit report. Under employment agreements with our Named Executive Officers, each Named Executive Officer is eligible for an annual bonus, as it may exist from time to time. We believe that annual bonuses based on performance serve to align the interests of management and stockholders. Individual bonuses are performance based and, as such, can be highly variable from year to year. The annual incentive bonuses for our Named Executive Officers are determined by our Compensation Committee, taking into account the recommendation of our CEO (except with respect to his own bonus).

        The aggregate bonus under our annual incentive compensation program ("AIP") for each Named Executive Officer was apportioned to a company component and an individual component. The company component was based on attainment of an assessed net income target ("assessed net income") of at least $50,300,000 during the twelve months ended December 31, 2013 at which the Company component of the AIP would be paid at 100%. The assessed net income, as defined in the AIP, is calculated by adjusting net income for any interest charge on capital contributions from Wanda, interest reductions as a result of cash used to reduce indebtedness, disposition of certain equity method investments or strategic assets, and push down accounting adjustments directly related to the Merger. Under the AIP, the company component payout is on a scale ranging from 0% to 200% of target based on the assessed net income objective ranging from a threshold of $20,300,000 to a maximum of $80,300,000. The following table presents the AIP payout scale for the company component:

        The individual component of the bonus is based on achievement of individual key performance objectives and overall individual performance and contribution to our strategic and financial goals. Under the AIP, our Compensation Committee and, except with respect to his own bonus, CEO, retain certain discretion to decrease or increase individual component bonuses relative to the targets based on qualitative or other subjective factors deemed relevant by the Compensation Committee.

        Our Compensation Committee and the Board have approved bonus amounts to be paid in calendar 2014 for the performance during calendar 2013. The Company obtained an assessed net income of $98,104,000 for the twelve months ended December 31, 2013, which is equivalent to a 200% payout of the company component. The individual component of the bonus, which was subject to the approval by the Compensation Committee and the Board, was approved at 150% of the individual component target following a review of each Named Executive Officer's individual performance and contribution to our strategic and financial goals.

        The following table summarizes the AIP bonus for our Named Executive Officers for calendar 2013:

	2013 Base Salary	Target AIP Bonus as % of Base Salary	Target Bonus Amount	% Allocated to Company Component	% Allocated to Individual Component	Company Component Achievement (200% Target)	Individual Component Achievement (150% Target)	Total AIP Bonus Amount
Gerardo I. Lopez	$835,000	70	$584,500	80	20	$935,200	$175,350	$1,110,550
Craig R. Ramsey	485,000	65	315,250	80	20	504,400	94,575	598,975
John D. McDonald	468,000	65	304,200	80	20	486,700	91,275	577,975
Elizabeth Frank	475,000	60	285,000	60	40	342,000	171,000	513,000
Mark A. McDonald	362,500	60	217,500	60	40	261,000	130,500	391,500

        The Compensation Committee has discretion to increase the annual bonus paid to our Named Executive Officers using its judgment if the Company exceeds certain financial goals, or to reward for achievement of individual annual performance objectives.

Special Incentive Bonuses

        Pursuant to Mr. Lopez's previous employment agreement, Mr. Lopez is entitled to a special incentive bonus (the "Prior Special Incentive Bonus") of an aggregate of $2,000,000 that vests at the rate of $400,000 per year over five years, effective March 2009, provided that he remains employed on each vesting date. The fourth installment of the Prior Special Incentive Bonus was paid in March 2013, and the fifth installment is payable upon vesting in March 2014.

Long Term Incentive Equity Awards

        As a result of the Merger and change of control on August 30, 2012, holders of vested and unvested options under our 2004 Stock Option Plan and 2010 Equity Incentive Compensation Plan received payments for each option equal to the difference (if any) between the $9.88 per share consideration received in the Merger and the exercise price of their options. In addition, previously issued awards of restricted stock (time vesting) and unvested awards of performance vested restricted stock issued under our 2010 Equity Incentive Compensation Plan were cancelled immediately prior to the closing of the Merger and holders of such restricted stock received payments for each restricted share equal to the $9.88 per share consideration received in the Merger. See Note 8 to the Summary Compensation Table below.

Management Profit Sharing Plan

        In connection with the Merger, the Company adopted a management profit sharing plan, ("MPSP"), whose purposes were to attract, retain and provide incentives to management and to help link the long term interests of executives and stockholders. See "Post-IPO Compensation," below for further information regarding the termination of the MPSP after the plan year ended December 31, 2013. Our CEO made proposals on who is eligible to participate in the MPSP and the participant's allocation, subject to the recommendation of the Compensation Committee and the approval by the Board. The MPSP was administered by the Compensation Committee.

        Awards under the MPSP were payable in cash (or such other form as determined by the Board with the consent of designated participant representatives) on an annual basis and were subject to the Company achieving a predetermined adjusted net income target (as defined in the plan) for the applicable plan year. The calculation of net income, as described in the MPSP, may be adjusted for certain predefined exclusions and transactions ("adjusted net income") resulting from any interest charge on capital contributions, interest reductions, disposition of certain equity method investments or strategic assets, push down accounting adjustments directly related to the Merger, MPSP bonuses, and increased by 20% of dividends paid by the Company.

        No MPSP incentive bonus may be paid below attainment of 100% of targeted adjusted net income. If the adjusted net income is equal to or exceeds 100% of targeted adjusted net income, the Company pays to MPSP participants an aggregate amount equal to 10% of the adjusted net income and each Named Executive Officer receives an allocated portion of the total bonus amount as approved by the Compensation Committee.

        For calendar 2013, the MPSP was based on attainment of an adjusted net income target of $50,000,000. For the plan year ended December 31, 2013, the Company obtained an adjusted net income of $109,404,000. For MPSP participants, the Compensation Committee approved the MPSP bonus of 10% of such adjusted net income.

        The following table shows the lump-sum cash MPSP bonus paid to each Named Executive Officer for the plan year ended December 31, 2013:

MPSP Incentive Bonus
Gerardo I. Lopez	$2,136,800
Craig R. Ramsey	828,604
John D. McDonald	828,604
Elizabeth Frank	828,604
Mark A. McDonald	920,604

Retirement Benefits

        We provide retirement benefits to the Named Executive Officers under both qualified and non-qualified defined benefit and defined contribution retirement plans. The Defined Benefit Retirement Income Plan for Certain Employees of American Multi Cinema, Inc. ("AMC Defined Benefit Retirement Income Plan") and the AMC 401(k) Savings Plan are both tax-qualified retirement plans in which the Named Executive Officers participate on substantially the same terms as our other participating employees. Due to limitations on benefits imposed by the Employee Retirement Income Security Act of 1974 ("ERISA"), we established a non-qualified supplemental benefit plan (the "AMC Supplemental Executive Retirement Plan"). On November 7, 2006, our Board approved a proposal to freeze the AMC Defined Benefit Retirement Income Plan and the AMC Supplemental Executive Retirement Plan, effective as of December 31, 2006. Benefits no longer accrue under the AMC Defined Benefit Retirement Income Plan or the AMC Supplemental Executive Retirement Plan for our Named Executive Officers or for other participants.

        The "Pension Benefits" table and related narrative section "Pension and Other Retirement Plans" below describes our qualified and non-qualified defined benefit plans in which our Named Executive Officers participate.

Non-Qualified Deferred Compensation Program

        Named Executive Officers are permitted to elect to defer base salaries and their AIP and MPSP bonuses under the AMC Non-Qualified Deferred Compensation Plan. Amounts deferred under the plans are credited with an investment return determined as if the participant's account were invested in one or more investment funds made available by the Committee and selected by the participant. The Company may, but need not, credit the deferred compensation account of any participant with a discretionary or profit sharing credit as determined by the Company. We believe that providing the Named Executive Officers with deferred compensation opportunities is a cost-effective way to permit officers to receive the tax benefits associated with delaying the income tax event on the compensation deferred, even though the related deduction for the Companies is also deferred.

        The "Non-Qualified Deferred Compensation" table and related narrative section "Non-Qualified Deferred Compensation Plan" below describe the non-qualified deferred compensation plan and the benefits thereunder.

Severance and Other Benefits Upon Termination of Employment

        We believe that the occurrence, or potential occurrence, of a change of control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change of control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage certain of our executive officers to remain employed with us during an important time when their prospects for continued employment following the transaction are often uncertain, we provide the executives with severance benefits if they terminate their employment within a certain number of days following specified changes in their compensation, responsibilities or benefits following a change of control. Accordingly, we provide such protections for each of the Named Executive Officers and for other of our senior officers in their respective employment agreements. The Compensation Committee evaluates the level of severance benefits provided to our executive officers on a case-by-case basis. We consider these severance protections consistent with competitive practices.

        As described in more detail below under "Potential Payments Upon Termination or Change of Control," pursuant to their employment agreements, each of the Named Executive Officers is entitled to severance benefits in the event of termination of employment without cause and certain Named Executive Officers are entitled to severance benefits upon death or disability. In the case of Mr. Lopez and Ms. Frank, resignation for good reason also entitles him/her to severance benefits.

All Other Compensation

        The other compensation provided to each Named Executive Officer is reported in the All Other Compensation column of the "Summary Compensation Table" below, and is further described in footnote (8) to that table. All other compensation during the twelve months ended December 31, 2013 consists of Company matching contributions under our 401(k) savings plan, which is a qualified defined contribution plan, life insurance premiums, personal use of corporate aircraft, gifts and amounts received for release of escrow payments related to the Merger.

Compensation Program Changes Related to Transition to Public Company

        Since August, 2013, the Compensation Committee retained the services of Pay Governance LLC ("Pay Governance") as independent executive compensation consultant to advise the Compensation Committee on compensation matters related to the executive and director compensation programs at and around the time of IPO. Pay Governance also advised the Compensation Committee on changes to be made to the Company's executive and director pay programs that would be effective following the IPO. In 2013, Pay Governance assisted the Compensation Committee with, among other things:

  •
  executive and director market pay analysis;

  •
  selection of the compensation peer group;

  •
  the design of IPO related compensation programs;

  •
  development of 2014 executive and director pay programs; and

  •
  preparation for and attendance at selected Compensation Committee meetings.

        Pay Governance reports to the Compensation Committee and has direct access to the Chairman and the other members of the Compensation Committee. Beyond advice related to the executive and director compensation programs, Pay Governance did not provide any other services to the Company in 2013. The Compensation Committee reviewed the nature of its relationship with Pay Governance and has concluded that Pay Governance's work for the Compensation Committee does not raise any conflicts of interest with respect to Pay Governance's independence.

Adoption of a Peer Group

        The Company adopted a peer group of companies as a reference group to provide a broad post-IPO perspective on competitive pay levels and practices. Based on recommendations from Pay Governance, the Company's peer group consists of the following companies: Brinker International, Inc., Carmike Cinemas Inc., The Cheesecake Factory Incorporated, Chipotle Mexican Grill, Inc., Cinemark Holdings Inc., DreamWorks Animation SKG Inc., IMAX Corporation, Lions Gate Entertainment Corp., Netflix, Inc., Panera Bread Co., Regal Entertainment Group, SIRIUS XM Radio Inc. and Wynn Resorts Ltd.

2013 Equity Incentive Plan

        The Company adopted the 2013 Equity Incentive Plan. The 2013 Equity Incentive Plan provides for grants of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, restricted stock units ("RSU"), performance stock units ("PSU"), stock awards, and cash performance awards. The maximum number of shares of Class A common stock available for delivery pursuant to awards granted under the 2013 Equity Incentive Plan is 9,474,000 shares.

        The 2013 Equity Incentive Plan is administered by the Compensation Committee. Subject to the limitations set forth in the 2013 Equity Incentive Plan, the Compensation Committee has the authority to determine the persons to whom awards are to be granted, prescribe the restrictions, terms and conditions of all awards, interpret the 2013 Equity Incentive Plan and adopt rules for the administration, interpretation and application of the 2013 Equity Incentive Plan.

Awards Granted in 2013 in Connection with the IPO

        In connection with the IPO, upon achieving certain performance measures, certain employees of the Company, including the Named Executive Officers, received grants of fully vested shares of Class A common stock under the 2013 Equity Incentive Plan. Each recipient was allocated a percentage of the pool of shares of the Class A common stock under the plan. The CEO had discretion to allocate approximately 10% of the number of shares awarded. The fair value of the stock at the grant date was $18.00 per share and was based on the IPO price. The aggregate value of the awards, the recipients and their allocation percentages were approved by the Board. The Named Executive Officers received the following grants of Class A common stock in connection with the IPO:

	Number of Shares(1)	Grant Date Fair Value
Gerardo I. Lopez	120,000	$2,160,000
Craig R. Ramsey	55,978	1,007,604
John D. McDonald	46,534	837,612
Elizabeth Frank	46,534	837,612
Mark A. McDonald	46,534	837,612

(1)
The number of shares shown in the above table has not been reduced by shares withheld to satisfy withholding tax liability.

Special Incentive Bonus

        Effective December 23, 2013, Mr. Lopez's new employment agreement provides for a special incentive bonus (the "Special Incentive Bonus") of an aggregate of $1,200,000 that vests and is payable at the rate of $400,000 per year over three years, provided he remains employed on each applicable vesting date, December 23rd. The new employment agreement is discussed below under "Description of Employment Agreements—Salary and Bonus Amounts."

Changes to the AIP

        Commencing in 2014, the Company will increase the target incentive under the AIP for certain employees, including certain Named Executive Officers. In the case of Mr. Lopez, his target incentive under the AIP will be 90% of his base salary. With respect to each of Mr. Ramsey and Mr. John McDonald, the target incentive under the AIP will be 70% of base salary and, with respect to each of Ms. Frank and Mr. Mark McDonald, the target incentive under the AIP will be 65% of base salary.

        In addition, commencing in 2014, the Company will adjust how it measures performance for purposes of the AIP. The Company will change the company component of the performance measures from net income targets to adjusted EBITDA targets, and the Company will include an annual industry attendance adjustment so that participants will not be penalized or rewarded for non-controllable industry results.

Equity Awards Granted in 2014

        The Board approved grants of stock awards, RSUs, and PSUs made on January 2, 2014 to certain of the Company's employees and directors under the 2013 Equity Incentive Plan. Each RSU and PSU represents the right to receive one share of Class A Common Stock on a future settlement date. With respect to our Named Executive Officers, 50% of the grant consists of RSUs that will be settled on, and will be non-transferable until, the third anniversary of the grant date. The RSUs will be forfeited if the Company does not achieve the cash flow from operating activities target for the twelve months ended December 31, 2014. The participants are entitled to receive dividend equivalents, if the shares are not forfeited, equal to the amount paid in respect to the shares of Class A common stock underlying the RSUs. The remaining 50% of the grant with respect to our Named Executive Officers consists of PSUs. The PSUs will vest on December 31, 2014, subject to the holder's continuous service for the Company through such vesting date and certification of achievement of a free cash flow performance target. The PSUs will vest ratably based on a scale ranging from 80% to 120% of the performance target with the vested amount ranging from 30% to 150%. No PSUs will vest if the Company does not achieve the free cash flow minimum performance target for calendar 2014 or the participant's service does not continue through the last day of the performance period. The vested PSUs will generally be settled on, and will be non-transferable until, the third anniversary of the date of grant. Participants will accrue dividend equivalents from the date of grant to be paid upon vesting, and will receive dividend equivalents after vesting equal to the amount paid in respect to the shares of Class A common stock underlying the PSUs.

Termination of Management Profit Sharing Plan

        MPSP participants are entitled to bonuses under the MPSP in respect of calendar 2013 as described above under "Management Profit Sharing Plan." Effective for calendar 2014, and in connection with the IPO, the MPSP was terminated and the Company adopted an equity-based long term incentive program, the 2013 Equity Incentive Plan, to better align interests of our executives to those of our stockholders.

Recapture of Compensation Under Certain Circumstances

        For a period of three years following termination of the MPSP, any payment under the MPSP is subject to mandatory repayment to the extent that such payment was based upon materially inaccurate financial statements. In addition, pursuant to the terms of the 2013 Equity Incentive Plan, for a period of one year following the date on which the value of an award under the 2013 Equity Incentive Plan is realized, such value must be repaid in the event (i) the Named Executive Officer is terminated for "Cause" (as defined in the Named Executive Officer's respective employment agreement), or (ii) after termination for any other reason it is determined that such Named Executive Officer (a) engaged in an act during his or her employments that would have warranted termination for "Cause", or (b) engaged in conduct that violated a continuing obligation to the Company. Mr. Lopez's and Ms. Frank's employment agreements require repayment of any bonus compensation based on materially inaccurate financial statements or performance metrics.

Executive Stock Ownership Guidelines

        The Company has adopted stock ownership guidelines for our executives, including our Named Executive Officers. Our CEO is required to acquire and hold shares of our Class A common stock with a fair value at least equal to three times his base salary, and the other Named Executive Officers are required to acquire and hold shares of our Class A common stock with a fair value at least equal to two times their respective base salaries. Each Named Executive Officer is required to achieve the applicable guideline ownership amount within three years following the IPO. Further, our Insider Trading Policy prohibits the Named Executive Officers from entering into hedging positions with respect to their stock ownership. In addition, our Named Executive Officers may not sell shares of Class A common stock for a period of 180-days after the effective date of the IPO, which was December 23, 2013. Pursuant to the Management Stockholders Agreement, our Named Executive Officers may not transfer shares of the Company acquired in connection with the Merger without the written consent of Wanda prior to January 1, 2016, after which certain limitations on transfer continue for a period of two years.

Limitation of Liability and Indemnification of Directors and Officers

        In 2013, we entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements may also require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified and to obtain directors' and officers' insurance, if available on reasonable terms.

IRS Code Section 162(m)

        Section 162(m) of the Internal Revenue Code generally disallows publicly held companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officer and the three other most highly compensated executive officers (other than the chief financial officer) unless such compensation qualifies for an exemption for certain compensation that is based on performance. Our intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our executive officers, and we believe that a substantial portion of our current executive compensation program satisfies the requirements for exemption from the $1,000,000 deduction limitation, to the extent applicable. However, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. The Compensation Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executive officers is reasonable, performance based and consistent with the goals of the Company and its stockholders.

Summary Compensation Table

        The following table presents information regarding compensation of our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers for services rendered during the twelve months ended December 31, 2013. These individuals are referred to as "Named Executive Officers."

Name and Principal Position(1)	Year(2)	Salary ($)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)(7)	All Other Compensation ($)(8)	Total ($)
Gerardo I. Lopez	CY2013	$833,414	$400,000	$2,160,000	$—	$3,247,350	$43,218	$72,047	$6,756,029
Chief Executive	T2012	567,150	1,750,000	—	—	1,520,698	7,387	283,592	4,128,827
Officer, President	FY2012	753,480	400,000	198,151	—	358,670	—	31,304	1,741,605
and Director
Craig R. Ramsey	CY2013	483,923	—	1,007,604	—	1,427,579	19,777	21,763	2,960,646
Executive Vice President	T2012	325,192	1,500,000	—	—	734,298	32,771	163,682	2,755,943
and Chief Financial	FY2012	428,505	—	118,815	—	203,335	61,184	17,177	829,016
Officer
John D. McDonald	CY2013	467,112	—	837,612	—	1,406,579	57,981	16,262	2,785,546
Executive Vice	T2012	317,885	350,000	—	—	722,338	131,409	161,784	1,683,416
President North	FY2012	422,384	—	118,815	—	186,690	147,751	15,156	890,796
American Operations
Elizabeth Frank	CY2013	474,327	—	837,612	—	1,341,604	—	13,916	2,667,459
Executive Vice President	T2012	328,846	1,000,000	—	—	655,678	—	60,286	2,044,810
and Chief Content and
Programming Officer
Mark A. McDonald	CY2013	361,490	—	837,612	—	1,312,104	65,641	10,456	2,587,303
Executive Vice President,	T2012	237,500	350,000	—	—	529,678	87,794	59,020	1,263,992
Global Development

(1)
The principal positions shown are at December 31, 2013. Compensation amounts for Ms. Frank and Mr. Mark A. McDonald are only provided for years where they were a Named Executive Officer.

(2)
CY2013 represents the twelve months ended December 31, 2013. The Transition Period ("T2012") represents the period from March 30, 2012 through December 31, 2012. FY2012 represents the fifty-two weeks ended March 29, 2012.

(3)
The bonus activity for Mr. Lopez for 2013 reflects a portion of his Prior Special Incentive. See "Special Incentive Bonus" above in the Compensation Discussion and Analysis.

(4)
As required by SEC Rules, amounts shown in this column, "Stock Awards," presents the aggregate grant date fair value of restricted stock and stock awards granted in each year in accordance with ASC 718, Compensation—Stock Compensation. For CY2013, in connections with the IPO, the Compensation Committee approved the grants of fully vested shares of Class A common stock to certain of its employees in December of 2013 under the 2013 Equity Incentive Plan. The fair value of the stock at the grant date was $18.00 per share and was based on the IPO price. See "Post-IPO Compensation"—"Awards Granted in 2013" above. See also Note 10—Stockholders' Equity to our audited financial statements for fiscal year ended December 31, 2013, included in our 2013 Annual Report on Form 10-K.

For FY2012 awards, the estimated fair value of the stock at the grant date was approximately $15.25 per share and was based upon a contemporaneous valuation reflecting market conditions. These awards were cancelled in connection with the Merger with Wanda and holders received payments for each restricted share (time vesting) and fiscal 2013 and fiscal 2014 restricted stock (performance vesting) equal to the per share consideration received in the Merger. Of the total restricted share (performance vesting) awards approved by the Compensation Committee, approximately twenty-five percent of the total awards were to have been granted each year over a four-year period in accordance with ASC 718-10-55-95. The restricted share (performance vesting) grants for fiscal 2012 had a vesting term of approximately one year upon the Company meeting a pre-established annual adjusted EBITDA target of $340,000,000. The Named Executive Officers did not vest in the restricted share (performance vesting) grants for FY2012 as the Company did not meet the adjusted EBITDA target established by the Compensation Committee.

(5)
For CY2013, bonus amounts were approved for both the company component and the individual component of the AIP bonus. The Company attained an assessed net income of $98,104,000, an amount sufficient for a 200% payout of the company component. The individual component bonus of the AIP was approved at 150% of target during the first quarter of calendar 2014 following a review of each Named Executive Officer's individual performance and contribution to the Company's strategic and financial goals.

For the MPSP plan year ended December 31, 2013, the Company obtained an adjusted net income of $109,404,000. The Compensation Committee approved the MPSP bonus of 10% of such adjusted net income and each Named Executive Officer received an approved allocation of the aggregate MPSP bonus.

  The following table shows the Non-Equity Incentive Plan Compensation provided to the Named Executive Officers for calendar 2013:

	AIP Company Component	AIP Individual Component	MPSP	Total Non-Equity Incentive Plan Compensation
Gerardo I. Lopez	$935,200	$175,350	$2,136,800	$3,247,350
Craig R. Ramsey	504,400	94,575	828,604	1,427,579
John D. McDonald	486,700	91,275	828,604	1,406,579
Elizabeth Frank	342,000	171,000	828,604	1,341,604
Mark A. McDonald	261,000	130,500	920,604	1,312,104
(6)
This column includes the aggregate increases and decreases in actuarial present value of each officer's accumulated benefit amounts. The aggregate decreases in actuarial present value in calendar 2013 amounts have been omitted from the Summary Compensation Table:

		Defined Benefit Plan	Supplemental Executive Retirement Plan
Craig R. Ramsey	CY2013	$(5,309)	$(2,753)
	T2012	21,581	11,190
	FY2012	39,071	20,258
John D. McDonald	CY2013	(25,292)	(13,113)
	T2012	84,072	43,591
	FY2012	97,301	50,450
Mark A. McDonald	CY2013	(24,335)	(11,803)
	T2012	53,717	26,053
(7)
This column also includes the nonqualified deferred compensation above market earnings for the difference between market interest rates determined pursuant to SEC rules and the interest contingently credited by the Company on salary deferred by the Named Executive Officers. For CY2013, the above market earnings of 11.1% to 21.7% for, Mr. Gerardo Lopez, Mr. Craig Ramsey, Mr. John McDonald, and Mr. Mark McDonald were $43,218, $19,777, $57,981, and $65,641 respectively. For T2012, the above market earnings of 4.9% to 7.8% for Mr. Gerardo Lopez and Mr. John McDonald were $7,387 and $3,746, respectively. For FY2012, the above market earnings of 4.1% for Mr. Craig Ramsey were $1,855. Further discussion on the nonqualified deferred compensation for the Named Executive Officers can be found in the Compensation Discussion and Analysis—Nonqualified Deferred Compensation section.

(8)
All Other Compensation is comprised of Company matching contributions under our 401(k) savings plan which is a qualified defined contribution plan, life insurance premiums, personal use of the corporate aircraft, gifts and amounts received from release of the escrowed funds from the Merger. The following table summarizes "All Other Compensation" provided to the Named Executive Officers for the twelve months ended December 31, 2013:

	Company Matching Contributions to 401(k) Plan	Life Insurance Premiums	Gift Award	Personal Use of Corporate Aircraft and other perquisites (a)	Payment and Release of Escrowed Funds (b)	Total
Gerardo I. Lopez	$10,200	$1,794	$—	$45,314	$14,739	$72,047
Craig R. Ramsey	7,777	5,148	—	—	8,838	21,763
John D. McDonald	4,070	3,354	—	—	8,838	16,262
Elizabeth Frank	10,200	780	—	—	2,936	13,916
Mark A. McDonald	3,174	3,096	1,250	—	2,936	10,456
(a)
The Company has acquired a fractional share of an aircraft for use in conducting the Company's business. Our CEO is occasionally permitted to use the aircraft for personal use. In addition, from time to time business travel on the Company's aircraft requires multi-leg flights, a portion of which are deemed personal to the extent they involve commuting. The incremental cost for the personal use and the commuting aspect of multi-leg business trips includes variable costs incurred, such as hourly charges, fuel charges, applicable taxes and miscellaneous fees and excludes non-variable costs such as the Company's monthly management fee for the corporate aircraft. Infrequently, family of Named Executive Officers ride along on the Company aircraft when the aircraft is already going to a specific destination for a business purpose. To the extent there is additional incremental cost associated with the family member's use, such amount is included in perquisites. The incremental costs associated with Mr. Lopez's use of the Company aircraft in 2013 totaled $43,259. Other perquisites includes costs related to personal aspects of attendance of Mr. Lopez and his spouse at certain Company business functions at the request of the Company. The Company does not provide any of our other Named Executive Officers with perquisites for which the aggregate value exceeds $10,000.

(b)
In connection with the closing of the Merger, $35,000,000 of consideration otherwise payable to equity holders, including our Named Executive Officers, was deposited in an indemnity escrow fund and $2,000,000 otherwise payable to equity holders, including our Named Executive Officers, was deposited in a special reserve account. Upon release of the escrow and reserve funds during 2013, the Named Executive Officers received a distribution relating to their pre-Merger stockholdings and equity awards in the following amounts during the twelve months ended December 31, 2013:

	2004 Stock Option Plan(1)	2004 Stock Option Plan(1)	Restricted Stock (Time Vesting)(1)	Restricted Stock (Performance Vesting)(2)
Gerardo Lopez	$269,448	$179,632	$29,451	$14,739
Craig Ramsey	106,456	—	17,676	8,838
John McDonald	53,228	—	17,676	8,838
Elizabeth Frank	—	—	5,902	2,936
Mark A. McDonald	53,228	—	5,902	2,936
(1)
The value of the shares shown in these columns were included in the "Stock Awards" and "Option Awards" column of the Summary Compensation Table in prior years based on grant date fair values.

(2)
This amount is included in the "All Other Compensation" column of the Summary Compensation Table in the calendar 2013, the year the Named Executive Officer received payment.

  On occasion, our Named Executive Officers receive free corporate suite event tickets and amusement park passes from the Company and gifts from vendors for personal use and there is no incremental cost associated with these items.

Description of Employment Agreements—Salary and Bonus Amounts

        We have entered into employment agreements with each of our Named Executive Officers. Change of control, severance arrangements and restrictive covenants in each of NEO's employment agreements are discussed in detail below in the narrative section "Potential Payments Upon Termination or Change of Control."

        Pursuant to each Named Executive Officer's employment agreement, the executive has agreed not to disclose any confidential information about the Company at any time during or after his/her employment with the Company.

        Gerardo I. Lopez.    The Company entered into a new employment agreement with Mr. Lopez that became effective on December 23, 2013. The new employment agreement contains terms similar to Mr. Lopez's previous employment agreement. Mr. Lopez's new employment agreement includes a three-year initial term, with automatic one-year extensions each year unless the Company or Mr. Lopez provides notice not to extend. The agreement continues his current annual base salary of no less than $835,000, but increases his target incentive bonus effective calendar 2014 from 70% to 90% of his base salary. The Board or Compensation Committee, based on its review, has discretion to increase (but not reduce) the base salary each year. In addition, Mr. Lopez's agreement provides for a Special Incentive Bonus of $1,200,000 that vests at the rate of $400,000 per year over three years, provided he remains employed on each applicable vesting date.

        Craig R. Ramsey.    We entered into an employment agreement with Mr. Ramsey on July 1, 2001. The term of the agreement is for two years, with automatic one-year extensions each year. The agreement provides that Mr. Ramsey will receive an annual base salary that is subject to annual review by the Compensation Committee, and can be increased but not decreased, and annual bonuses based on the applicable incentive program of the Company. In making its determination with respect to salary and bonus levels under the agreement, the Compensation Committee considers the factors discussed in the "Current Executive Compensation Program Elements" of the Compensation Discussion and Analysis above.

        Elizabeth Frank.    We entered into an employment agreement with Ms. Frank on August 18, 2010. The term of the agreement is for two years, with automatic one-year extensions each year. The agreement provides that Ms. Frank will receive an annual base salary that is subject to annual review by the Compensation Committee and can be increased but not decreased. The employment agreement provides that Ms. Frank's target incentive bonus shall equal 60% of the base salary. In making its determination with respect to salary and bonus levels, the Committee considers the factors discussed in the "Current Executive Compensation Program Elements" of the Compensation Discussion and Analysis above.

        John D. McDonald.    We entered into an employment agreement with Mr. McDonald on July 1, 2001. The term of the agreement is for two years, with automatic one-year extensions each year. The agreement provides that Mr. McDonald will receive an annual base salary that is subject to annual review by the Compensation Committee, and can be increased but not decreased, and annual bonuses based on the applicable incentive program of the Company. In making its determination with respect to salary and bonus levels, the Compensation Committee considers the factors discussed in the "Current Executive Compensation Program Elements" of the Compensation Discussion and Analysis above.

        Mark A. McDonald.    We entered into an employment agreement with Mr. McDonald on July 1, 2001. The term of the agreement is for two years, with automatic one-year extensions each year. The agreement provides that Mr. McDonald will receive an annual base salary that is subject to annual review by the Compensation Committee, and can be increased but not decreased, and annual bonuses based on the applicable incentive program of the Company. In making its determination with respect to salary and bonus levels, the Committee considers the factors discussed in the "Current Executive Compensation Program Elements" of the Compensation Discussion and Analysis above.

Grants of Plan-Based Awards—Calendar 2013

        The following table summarizes plan-based awards granted to Named Executive Officers during the twelve months ended December 31, 2013:

				All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)
	Estimated Possible Future Payouts Under Non-Equity Incentive Plan Awards					Exercise Or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name	Threshold ($)	Target ($)	Maximum ($)
Gerardo I. Lopez
AIP-Company(1)	—	467,600	935,200	—	—	—	$—
AIP-Individual(2)	—	116,900	175,350	—	—	—	—
MPSP(3)	—	900,000	—	—	—	—	—
IPO Award(4)	—	—	—	120,000	—	—	2,160,000
Craig R. Ramsey
AIP-Company(1)	—	252,200	504,400	—	—	—	—
AIP-Individual(2)	—	63,050	94,575	—	—	—	—
MPSP(3)	—	349,000	—	—	—	—	—
IPO Award(4)	—	—	—	55,978	—	—	1,007,604
John D. McDonald
AIP-Company(1)	—	243,350	486,700	—	—	—	—
AIP-Individual(2)	—	60,850	91,275	—	—	—	—
MPSP(3)	—	349,000	—	—	—	—	—
IPO Award(4)	—	—	—	46,534	—	—	837,612
Elizabeth Frank
AIP-Company(1)	—	171,000	342,000	—	—	—	—
AIP-Individual(2)	—	114,000	171,000	—	—	—	—
MPSP(3)	—	349,000	—	—	—	—	—
IPO Award(4)	—	—	—	46,534	—	—	837,612
Mark A. McDonald
AIP-Company(1)	—	130,500	261,000	—	—	—	—
AIP-Individual(2)	—	87,000	130,500	—	—	—	—
MPSP(3)	—	349,000	—	—	—	—	—
IPO Award(4)	—	—	—	46,534	—	—	837,612

(1)
The company component bonus of the AIP for calendar year 2013 was based on attainment of an assessed net income target of $50,300,000 for the twelve months ended December 31, 2013. The company component payout was on a scale ranging from 0% to 200% of target based on assessed net income ranging from a threshold of $20,300,000 to a maximum of $80,300,000. No company performance component of the AIP would be paid below attainment of $20,300,000 of assessed net income; upon attainment of $50,300,000 of assessed net income, the Company would pay 100% of target payout; and upon attainment of $80,300,000 assessed net income, each Named Executive Officer would receive the maximum potential bonus of 200% of target payout. The Compensation Committee approved the company component bonus of 200% for the twelve months ended December 31, 2013 based on an assessed net income of $98,104,000 under the AIP program. See "—Annual Performance Bonus," above.

(2)
The individual component bonus of the AIP for the twelve months ended December 31, 2013 was approved at 150% of target amount during the first quarter of calendar 2014 following a review of each Named Executive Officer's individual performance and contribution to the Company's strategic and financial goals. The amount shown in the maximum column represents the amount actually awarded following that review.

(3)
The amounts shown in this row presents the MPSP bonus target, which was based on attainment of an adjusted net income target of $50,000,000 for the plan year ended December 31, 2013. If the adjusted net income was equal to or exceeded 100% of targeted adjusted net income, the Company would pay 10% of the adjusted net income and each Named Executive Officer would receive an allocated portion of the total bonus amount as approved by the Compensation Committee. There is no absolute maximum. For the plan year ended December 31, 2013, the Company obtained an adjusted net income of $109,404,000. The Compensation Committee approved the MPSP bonus for the twelve months ended December 31, 2013 and each Named Executive Officer received his/her assigned allocation, which is reflected in the Summary Compensation Table.

(4)
The amount shown in this row represents the fully vested stock award granted on December 17, 2013. See "Awards Granted in 2013 in Connection with the IPO," above.

Outstanding Equity Awards at December 31, 2013

        There were no outstanding equity awards of Common Stock held by our Named Executive Officers as of December 31, 2013.

Option Exercises and Stock Vested—Calendar 2013

        There were no options exercised or stock vested during the calendar year ended December 31, 2013. See Note 8 to the Summary Compensation Table above for a summary of amounts paid in lieu of option and restricted stock awards previously granted.

Pension Benefits

        The following table presents information regarding the present value of accumulated benefits that may become payable to the Named Executive Officers under our qualified and nonqualified defined-benefit pension plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Calendar 2013 ($)
Gerardo I. Lopez	—	—	$—	—
Craig R. Ramsey	Defined Benefit Retirement Income Plan	12.00	252,633	—
	Supplemental Executive Retirement Plan	12.00	130,988	—
John D. McDonald	Defined Benefit Retirement Income Plan	31.05	518,821	—
	Supplemental Executive Retirement Plan	31.05	269,005	—
Elizabeth Frank	—	—	—	—
Mark A. McDonald	Defined Benefit Retirement Income Plan	26.60	405,225	—
	Supplemental Executive Retirement Plan	26.60	196,539	—

(1)
The accumulated benefit is based on service and earnings considered by the plans for the period through December 31, 2013. The present value has been calculated assuming the Named Executive Officers will remain in service until age 65, the age at which retirement may occur without any reduction in benefits, and that the benefit is payable under the available forms of annuity consistent with the plans. The interest assumption is 4.73%. The post-retirement mortality assumption is based on the 2014 Applicable Mortality Table Under Section 417(e) of the Internal Revenue Code.

 Pension and Other Retirement Plans

        We provide retirement benefits to the Named Executive Officers under the terms of qualified and non-qualified defined-benefit plans. The AMC Defined Benefit Retirement Income Plan is a tax-qualified retirement plan in which the Named Executive Officers participate on substantially the same terms as our other participating employees. However, due to maximum limitations imposed by ERISA and the Internal Revenue Code on the annual amount of a pension which may be paid under a qualified defined-benefit plan, the benefits that would otherwise be payable to the Named Executive Officers under the Defined Benefit Retirement Income Plan are limited. Because we did not believe that it was appropriate for the Named Executive Officers' retirement benefits to be reduced because of limits under ERISA and the Internal Revenue Code, we have a non-qualified supplemental defined-benefit plan that permits the Named Executive Officers to receive the same benefit that would be paid under our qualified defined-benefit plan up to the old IRS limit, as indexed, as if the Omnibus Budget Reconciliation Act of 1993 had not been in effect. On November 7, 2006, our Board approved a proposal to freeze the AMC Defined Benefit Retirement Income Plan and the AMC Supplemental Executive Retirement Plan, effective as of December 31, 2006. The material terms of the AMC Defined Benefit Retirement Income Plan and the AMC Supplemental Executive Retirement Plan are described below.

        AMC Defined Benefit Retirement Income Plan.    The AMC Defined Benefit Retirement Income Plan is a non-contributory defined-benefit pension plan subject to the provisions of ERISA. As mentioned above, the plan was frozen effective December 31, 2006.

        The plan provides benefits to certain of our employees based upon years of credited service and the highest consecutive five-year average annual remuneration for each participant. For purposes of calculating benefits, average annual compensation is limited by Section 401(a)(17) of the Internal Revenue Code, and is based upon wages, salaries and other amounts paid to the employee for personal services, excluding certain special compensation. Under the defined benefit plan, a participant earns a vested right to an accrued benefit upon completion of five years of vesting service.

        AMC Supplemental Executive Retirement Plan.    AMC also sponsors a Supplemental Executive Retirement Plan to provide the same level of retirement benefits that would have been provided under the retirement plan had the federal tax law not been changed in the Omnibus Budget Reconciliation Act of 1993 to reduce the amount of compensation which can be taken into account in a qualified retirement plan. The plan was frozen, effective December 31, 2006, and no new participants can enter the plan and no additional benefits can accrue thereafter.

        Subject to the forgoing, any individual who is eligible to receive a benefit from the AMC Defined Benefit Retirement Income Plan after qualifying for early, normal or late retirement benefits thereunder, the amount of which is reduced by application of the maximum limitations imposed by the Internal Revenue Code, is eligible to participate in the Supplemental Executive Retirement Plan.

        The benefit payable to a participant equals the monthly amount the participant would receive under the AMC Defined Benefit Retirement Income Plan without giving effect to the maximum recognizable compensation for qualified retirement plan purposes imposed by the Internal Revenue Code, as amended by Omnibus Budget Reconciliation Act of 1993, less the monthly amount of the retirement benefit actually payable to the participant under the AMC Defined Benefit Retirement Income Plan, each as calculated as of December 31, 2006. The benefit is an amount equal to the actuarial equivalent of his/her benefit, computed by the formula above, payable in either a lump sum (in certain limited circumstances, specified in the plan) or equal semi-annual installments over a period of two to ten years, with such form, and, if applicable, period, having been irrevocably elected by the participant.

        If a participant's employment with AMC terminates for any reason before the earliest date he/she qualifies for early, normal or late retirement benefits under the AMC Defined Benefit Retirement Income Plan, no benefit is payable under the Supplemental Executive Retirement Plan.

Nonqualified Deferred Compensation

        AMC permits the Named Executive Officers and other key employees to elect to receive a portion of their compensation reported in the Summary Compensation Table on a deferred basis. Deferrals of compensation during the twelve months ended December 31, 2013 and in recent years have been made under the AMC Non-Qualified Deferred Compensation Plan. Participants of the plan are able to defer annual salary and bonus (excluding commissions, expense reimbursement or allowances, cash and non-cash fringe benefits and any stock-based incentive compensation). Amounts deferred under the plans are credited with an investment return determined as if the participant's account were invested in one or more investment funds made available by the Committee and selected by the participant. AMC may, but need not, credit the deferred compensation account of any participant with a discretionary or profit sharing credit as determined by AMC. The deferred compensation account will be distributed either in a lump sum payment or in equal annual installments over a term not to exceed 10 years as elected by the participant and may be distributed pursuant to in-service withdrawals under certain circumstances. Any such payment shall commence upon the date of a "Qualifying Distribution Event" (as such term is defined in the Non-Qualified Deferred Compensation Plan). The Qualifying Distribution Events are designed to be compliant with Section 409A of the Internal Revenue Code.

        The following table presents information regarding the contributions to and earnings on the Named Executive Officers' deferred compensation balances during the twelve months ended December 31, 2013:

Name	Executive Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Gerardo I. Lopez	$283,257	$60,935	$—	$504,965
Craig R. Ramsey	40,645	30,849	—	308,359
John D. McDonald	127,408	71,014	—	397,659
Elizabeth Frank	—	—	—	—
Mark A. McDonald	79,980	85,067	(5,702)	571,926

(1)
These amounts represent payroll deductions for the applicable executive and are therefore included in the Summary Compensation Table.

(2)
Of the amounts shown in this column, the following amounts are reported as above-market earnings on deferred compensation in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column of the Summary Compensation Table: Mr. Gerardo Lopez—$43,218, Mr. Craig Ramsey—$19,777, Mr. John McDonald—$57,981 and Mr. Mark McDonald—$65,641.

(3)
The amounts reported include amounts included in Summary Compensation Table for current and prior years.

Potential Payments Upon Termination or Change of Control

        The following tables describe potential payments and other benefits that would have been received or receivable by each Named Executive Officer or his or her estate under the officer's employment agreement or related plans and agreements if employment had been terminated under various circumstances on December 31, 2013:

	Termination Following A Change of Control ($)	Death or Disability ($)	Termination with Good Reason by Employee ($)	Termination Without Cause by Company ($)	Retirement ($)
Gerardo I. Lopez
Base Salary	1,670,000	—	1,670,000	1,670,000	—
Special Incentive Bonus	1,200,000	—	—	—	—
Prior Special Incentive Bonus	400,000	—	—	—	—
AIP	1,358,250	—	1,358,250	1,358,250	—

Total	4,628,250	—	3,028,250	3,028,250	—

Craig R. Ramsey
Base Salary	970,000	970,000	—	970,000	—
AIP	—	—	—	—	315,250

Total	970,000	970,000	—	970,000	315,250

John D. McDonald
Base Salary	936,000	936,000	—	936,000	—
AIP	—	—	—	—	304,200

Total	936,000	936,000	—	936,000	304,200

Elizabeth Frank
Base Salary	—	—	950,000	950,000	—
AIP	—	—	—	—	—

Total	—	—	950,000	950,000	—

Mark A. McDonald
Base Salary	725,000	725,000	—	725,000	—
AIP	—	—	—	—	217,500

Total	725,000	725,000	—	725,000	217,500

        In the event Mr. Lopez's employment is terminated by the Company "Without Cause" or by Mr. Lopez for "Good Reason" (as those terms are defined in the employment agreement), Mr. Lopez is entitled to severance pay equal to two times the sum of his base salary plus two times the average of each AIP bonus paid to him during the 24 months preceding the severance date to be paid in equal installments over a period of twenty-four consecutive months. If either of these termination events occurs following a "Change of Control" (as defined the employment agreement), Mr. Lopez is entitled to receive an amount equal to two times the sum of his base salary, plus two times the average of each AIP bonus paid to him during the 24 months preceding the severance date and any remaining unpaid Special Incentive Bonus or Prior Special Incentive Bonus shall immediately vest in full and become payable.

        In the event Mr. Ramsey's, Mr. John McDonald's, or Mr. Mark McDonald's employment is terminated as a result of the executive's death, "Disability", or by the Company "Without Cause" (as those terms are defined in the applicable employment agreement) the executive is entitled to a lump cash severance payment equal to two years of his base salary then in effect. Following a Change in

Control (as defined the applicable employment agreement), if the executive resigns in response to a substantial adverse alteration in responsibilities, reduction in base salary, or a material reduction in benefits, the executive is entitled to a lump cash severance payment equal to two years of his base salary then in effect. If the executive retires, he is entitled to a payment equal to a pro rata share his AIP at target for the year in which he retires.

        Ms. Frank is entitled to receive cash severance payments equal to two years of her base salary in the event of termination by the Company "Without Cause" or by Ms. Frank for "Good Reason" (as such term is defined in the her employment agreement).

PROPOSAL 3
NON-BINDING ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

        As we discussed in the "Compensation Discussion and Analysis" above, the Board believes that the Company's compensation program for executive officers is designed to attract and retain high quality people and to motivate them to achieve both our long-term and short-term goals. As required by Section 14A of the Securities Exchange Act of 1934, this proposal, commonly referred to as the "say-on-pay" resolution, seeks a stockholder advisory vote on the compensation of our Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K through the following resolution:

          "RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation paid to the Company's named executive officers, as disclosed in the Company's Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables and narratives." This vote is advisory and non-binding, but our Board and the Compensation Committee will consider stockholders' concerns and evaluate whether actions are necessary to address those concerns.

        The Board recommends a vote "FOR" approval of the compensation of our Named Executive Officers, as disclosed in this proxy statement on an advisory basis.

 PROPOSAL 4
NON-BINDING ADVISORY VOTE ON FREQUENCY OF THE ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

        We are asking stockholders to vote on whether future advisory votes on the compensation of our Named Executive Officers should occur every one, two or three years. This non-binding vote is commonly referred to as a "Say-When-on-Pay" or "Frequency" vote and is required by Section 14A of the Securities Exchange Act of 1934, as amended.

        You may vote for your preferred voting frequency by choosing the option of one year, two years or three years, or you may abstain from voting on this matter. Please note that you are not voting on this proposal to approve or disapprove the Board's recommendation of an annual vote. Rather, the option of one year, two years or three years that receives the highest number of votes cast by stockholders will be deemed the frequency selected by our stockholders.

        Because this vote is advisory and not binding on the Board or the Company, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option selected by our stockholders.

        At this time, we believe that an annual advisory vote on executive compensation is the most appropriate choice for the Company.

        The Board recommends a vote for "ONE YEAR" on this proposal.

 OTHER INFORMATION

        The Company's audited consolidated financial statements are included in the Annual Report on Form 10-K for calendar 2013 filed with the SEC, 100 F Street N.E., Washington, D.C. 20549. Complimentary copies of the Form 10-K as filed with the SEC may be obtained by following the instructions provided below under the heading "Availability of Report on Form 10-K."

Costs of Proxy Statement

        The Company bears the cost of preparing, assembling and mailing this proxy statement and any other proxy materials transmitted on behalf of our Board. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding proxy materials to the beneficial owners of our Common Stock.

Delivery of Stockholder Documents

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single notice of internet availability of proxy materials or proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        A number of brokers with accounts will be householding our proxy materials to the extent stockholders have given their prior express or implied consent in accordance with SEC rules. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent, which is deemed to be given unless you inform the broker otherwise when you receive the original notice of householding. If, at any time, you no longer wish to participate in householding and would prefer to receive separate proxy materials, please notify your broker to discontinue householding and direct your written request to receive a separate notice of internet availability of proxy materials or proxy statement and annual report to the Company at: AMC Entertainment Holdings, Inc., Attention: Investor Relations, 11500 Ash Street, Leawood, KS 66211, or by calling (913) 213-4000. Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request householding of their communications should contact their broker.

STOCKHOLDER PROPOSALS

        In order to include a stockholder proposal in our proxy statement and form of proxy relating to our next annual meeting of stockholders following the end of calendar 2014, we must receive it no later than November 14, 2014. Any stockholder proposal submitted to us for consideration at next year's annual meeting but which is not intended to be included in the related proxy statement and form of proxy must be received between February 24, 2015 and March 26, 2015; otherwise, the proposal will be considered by us to be untimely and not properly brought before the meeting.

 AVAILABILITY OF REPORT ON FORM 10-K

        Upon your written request, we will provide to you a complimentary copy of our 2013 Annual Report on Form 10-K (without exhibits and separate financial statements of non-consolidated subsidiaries) as filed with the SEC. We will provide you a copy of the exhibits and separate financial statements of non-consolidated subsidiaries to our 2013 Annual Report on Form 10-K upon payment of our reasonable duplicating and shipping expenses. Your request should be mailed to AMC's offices, addressed as follows: AMC Entertainment Holdings, Inc., Attention: Investor Relations, 11500 Ash Street, Leawood, KS 66211. A free copy of the Form 10-K may also be obtained at the Internet web site maintained by the SEC at www.sec.gov and by visiting our Internet web site at www.amctheatres.com and clicking on "Corporate Info," then on "Investor Relations," then on "Financial Information" and then on "AMC Entertainment Holdings, Inc."

By Order of the Board of Directors,

One AMC Way	Kevin M. Connor
11500 Ash Street, Leawood, KS 66211	Senior Vice President, General Counselor and Secretary

March 18, 2014

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01SAND 1 U PX + q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below B Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + IMPORTANT ANNUAL MEETING INFORMATION A Proposals — The Board recommends a vote FOR all the nominees in Proposal 1, FOR Proposals 2 and 3 and for 1 YR in Proposal 4. For Against Abstain 2. Proposal to ratify the appointment of KPMG LLP as the Company’s independent public accounting firm for 2014. 4. Say When on Pay - An advisory vote on the frequency of advisory votes on named executive officer compensation. For Against Abstain 3. Say on Pay - An advisory vote to approve the compensation of named executive officers. 01 - Mr. Anthony J. Saich 02 - Mr. Jian Wang 1. Election of Directors for terms expiring at the 2017 Annual Meeting. For Withhold For Withhold 2 Yrs 1 Yr 3 Yrs Abstain MMMMMMMMMMMM 1 9 2 6 2 8 2 MMMMMMMMM

q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q . 2014 Annual Meeting of Stockholders One AMC Way, 11500 Ash Street, Leawood, Kansas 66211 Proxy Solicited by Board of Directors for Annual Meeting — April 25, 2014 Kevin Connor, Craig Ramsey, Michael Zwonitzer, or any of them, each with full power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of AMC Entertainment Holdings, Inc. to be held on April 25, 2014 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will vote FOR all nominees in Proposal 1, FOR Proposals 2 and 3 and for 1 YR in Proposal 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.) Proxy — AMC Entertainment Holdings, Inc.